First Eagle Overseas Fund

Defaults and Arrears on Senior Securities
                                                Face Amount  Amount of Default
Security Nature of Default    Date of Default (000s)    (000s)
Medya International Limited
10.000% due 06/28/2049 Bankruptcy  12/28/2000          $2,000 $2,200